Exhibit 99.1


        Identix Reports First Quarter Results, Record Biometric Revenues; Revenues Grow 37%; Gross Margin Improves by 17 Percentage Points


      MINNETONKA, Minn.--(BUSINESS WIRE)--Oct. 26, 2005--Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2006 first quarter ended September 30, 2005. Fiscal 2006 first quarter revenues increased to a record $22.7 million, up 37% when compared to year-earlier first quarter revenues of $16.6 million. Driven by strong gross margins, the net loss for the fiscal 2006 first quarter was $579,000, or $0.01 per share, which includes stock option expense of $337,000 and a $350,000 discontinued operations gain related to the sale of Identix Public Sector (IPS) in February 2004. This compares to a net loss of $4.8 million, or $0.05 per share, in the fiscal 2005 first quarter.
      Product revenues grew 87% to $15.5 million in the fiscal 2006 first quarter, versus year earlier first quarter product revenues of $8.3 million. Orders that had been pushed out from the Company's fiscal 2005 fourth quarter ended June 30, 2005 contributed to the fiscal first quarter's strong product revenues. As expected, services revenues for the 2006 first quarter declined 13% to $7.2 million when compared to year-earlier services revenues of $8.3 million.
      Identix President & CEO Dr. Joseph J. Atick commented, "This was an excellent all around quarter for Identix where we demonstrated solid execution on every one of our financial metrics. We continued to win significant contracts during the quarter in every market in which we operate, announcing Q1 contract wins with a total potential value in excess of $13 million. The fiscal first quarter also saw a contribution from revenue on two contracts that had been delayed from our fiscal 2005 fourth quarter. Both of these contracts involved higher margin products and helped drive our record revenues and very strong product margins.
      "Importantly," Atick continued, "our first quarter demonstrates the dramatic positive impact that additional software-based sales can have on our operating results. In our first quarter, we began to experience some of the growth we have been targeting in software revenues, including winning some important ABIS(R) contracts and other facial and finger recognition technology awards. As seen in today's announced results, these software-based revenues can have an immediate impact, translating into higher margins and better bottom line performance. All of these very positive metrics validate our continuing expectations for solid fiscal 2006 revenue growth and enhanced bottom line performance for our shareholders."
      The Company's balance sheet remains solid with no debt and $33.9 million in cash, restricted cash and marketable securities as of September 30, 2005, down $1.9 million from June 30, 2005.
      Beginning with the Company's most recent Form 10-K, the Company has classified the portion of amortization expense of acquired intangible assets (amortization expense) related to product revenues in its product cost of goods sold (COGS). This classification results in an increase to product COGS (with a resulting decrease in product gross margin) from previously reported periods and a corresponding decrease in operating expenses. Operating results for each quarter in fiscal years 2004 and 2005 that illustrate the classification from operating expense to COGS may be accessed at the Identix website at: www.identix.com/investing/ under "Additional Financial Information" in the Investor Relations section.
      Overall fiscal 2006 first quarter gross margin improved solidly by 17 percentage points to 40% of revenues, compared to year earlier overall gross margin of 23%. Gross margins as a percent of revenues for the fiscal 2006 and 2005 first quarters were negatively impacted 5% and 6%, respectively, by amortization expense. Fiscal 2006 first quarter product gross margin increased by approximately 29 percentage points to 50% of product revenues, when compared to year-earlier product gross margin of 21%. Product gross margins as a percent of products revenues for the fiscal 2006 and 2005 first quarters were negatively impacted 7% and 12%, respectively, by amortization expense. The increase in product gross margin was due primarily to a shift in the blend of product revenues, which included higher margin software-based sales. Fiscal 2006 first quarter services gross margin was 18% of service revenues, down from services gross margin of 26% in the year-earlier period.
      Identix CFO Elissa Lindsoe said, "Last quarter, we discussed our plans to manage the upgrade and new installation transition by our installed base from legacy live scan systems and maintenance contracts to Identix' latest technology, the TouchPrint(R) Enhanced Definition series, which comes with a one year warranty. During the first quarter we experienced positive results from the implementation of our initial plans, as demonstrated by a 7 percentage point sequential increase in services gross margin rate when compared to fiscal 2005 fourth quarter service gross margin of 11%. The legacy transition and resulting decline in maintenance revenues is proceeding according to our expectations and we will continue to take prudent steps to manage this process.
      "We are affirming our financial outlook for our fiscal 2006 year, with expected full year-over-year product revenues growth of 35 to 55 percent driving expected overall annual revenue growth of 22 to 33 percent," Lindsoe said. "We continue to win meaningful orders and contracts for delivery throughout the fiscal 2006 year and beyond, and we are seeing increased contribution in our contract wins from software-based deals. This is excellent news for Identix and based on our fiscal second quarter expectations, positions us for solid execution on all of our expected financial metrics for the fiscal 2006 year.
      "We exceeded our previously provided expectations for the first quarter as we won and delivered on more deals than originally anticipated," Lindsoe said. "This had an especially large impact as several of these were software-based deals. As previously discussed, with the larger wins - and especially the larger software deals - comes the potential for fluctuations in near-term financial performance based on actual delivery schedules. We experienced the positive results of these fluctuations in our first quarter but do not expect that Identix' continued long-term projected improvement in financial performance will always be linear on a sequential quarter-to-quarter basis. Looking beyond a given quarter, our excellent first quarter results and forward-looking expectations for the second quarter place us firmly on track for a strong first half of the fiscal year and for achieving our expectations for the full year."

      Current Fiscal 2006 Financial Outlook for Continued Growth

      The Company is providing the following ranges of financial expectations for its fiscal 2006 second quarter and is affirming the financial expectations it provided on August 3 and 4, 2005 for full fiscal 2006 year revenues of $90-$98 million, with a net loss of $0.02-$0.07 per share, before the impact of expensing stock options. The Company cautions that these financial expectations are forward-looking statements that fall under the Company's Safe Harbor statement below. The Company cautions that delivery on orders, as well as product mix that may affect gross margin, can move or vary from one quarter to another, which could materially adversely affect the Company's current expectations.

      Fiscal 2006 second quarter ending December 31, 2005:

      -- Fiscal 2006 second quarter revenues are expected to increase approximately 13% to 24% to $21 to $23 million, when compared to revenues of $18.6 million in the fiscal 2005 second quarter. This range results in first half expected revenues of $43.7 to $45.7 million, which is approximately 47% to 49% of the Company's full year revenue expectations.

      -- Product revenues are expected to increase approximately 40% to 55% over fiscal 2005 second quarter product revenues of $10.3 million and services revenues are expected to be down 16% to 23% from services revenues of $8.4 million in the second quarter of fiscal 2005.

      -- The net loss is expected to be between $0.02 and $0.04 per share, including approximately $400,000 in stock option expense. This range results in an expected first half loss per share of $0.03 to $0.05, of which $0.01 is attributable to stock option expense.

      -- Overall gross margin is expected to be 33% to 35% of revenues, up by 7 to 9 percentage points from year earlier second quarter gross margin of 26%. Second quarter gross margin expectations and year-earlier gross margin includes the negative impact of approximately 4% to 5% ($1.0 million), and 6%, respectively, in amortization expense. Second quarter gross margin is expected to be down sequentially, as the fiscal first quarter revenue mix included several large software-based sales and as the Company continues to manage the technology transition in its installed legacy live scan base.

      -- Operating expenses are expected to be approximately $10.5 million, including stock option expense of approximately $400,000 and $200,000 in amortization of intangible assets.

      Additional fiscal 2006 first quarter highlights included:

      -- A contract win valued in excess of $2 million for deployment of Identix ABIS biometric matching platform as part of an election identity management system in an unnamed international country. ABIS will be incorporated as part of an identity management system for the country's voter registration and voting process to assist in eliminating voter and identity fraud by reducing duplicates at the ballot box while helping to ensure that each citizens' vote counts.

      -- Receipt of purchase orders valued at approximately $1.4 million for deployment of fingerprint biometric authentication solutions into hospitals and healthcare agencies. These orders, which represent more than 35,000 seat licenses, were from channel partner Sentillion, Inc. for Identix BioLogon(R) authentication software, BioEngine(R) authentication technologies and accompanying single finger readers.

      -- New orders valued in excess of $2 million from the Department of Homeland Security (DHS) for the delivery of Identix TouchPrint 3000 Enhanced Definition series live scan systems. The devices will be used by DHS for deployment at Immigration Customs Enforcement (ICE) sites to assist in the electronic scanning of fingerprints and to facilitate simultaneous verification from both DHS and FBI fingerprint databases.

      -- An award to Identix Identification Services (IIS) of an exclusive three year contract from the Texas Department of Public Safety to provide statewide electronic fingerprinting services and related processing for licensing and employment purposes for the state of Texas. The competitively bid award has a potential value of between $2-$3 million to IIS and is for an initial three-year period with up to two three-year extensions.

      -- A contract valued at approximately $1.6 million from the Office of Naval Research (ONR), a Department of Defense agency, to develop applications integrating and capitalizing on recent advances in facial recognition and associated technologies.

      -- Announced contracts with a total value of more than $3.1 million for Identix TouchPrint 3000 Enhanced Definition series live scan full hand and 10-print systems to upgrade and expand statewide live scan networks.

      The Company will host a webcast tomorrow at 9:00 am EDT. The webcast will be broadcast live and may be accessed at the Company's website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code 1385652, beginning two hours after completion of the call. The telephonic replay will be available until midnight November 1, 2005.

      About Identix Incorporated

      Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
      Identix, ABIS, TouchPrint, BioLogon and BioEngine are trademarks or registered trademarks of Identix Incorporated in the United States and other countries.
      More information on Identix can be accessed via the Company web site at http://www.identix.com.

      Statements in this press release and that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to: the availability of funding from government and other customers; the readiness of customers to accept delivery and integration of software and hardware components on a timely basis; the ability of the Company to achieve targeted levels of software and hardware revenue mixes; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                         IDENTIX INCORPORATED
           CONSOLIDATED  CONDENSED STATEMENTS OF OPERATIONS
         (Unaudited, In Thousands, Except Per Share Amounts)

                                                       Three Months
                                                           Ended
                                                       September 30,
                                                       2005     2004
                                                     -------- --------
Revenues:
  Product revenues                                   $15,501   $8,280
  Services revenues                                    7,166    8,343
                                                     -------- --------
     Total revenues                                   22,667   16,623
Cost of revenues:
  Cost of product revenue:
     Excluding the amortization of acquired
      intangible assets                                6,746    5,507
     Amortization of acquired intangible assets        1,031    1,033
  Cost of service revenue                              5,874    6,184
                                                     -------- --------
     Total cost of revenue                            13,651   12,724
Gross margin:
   Product gross profit                                7,724    1,740
   Service gross profit                                1,292    2,159
                                                     -------- --------
       Total gross profit                              9,016    3,899
Operating expenses:
   Selling and marketing                               3,315    2,662
   Research and development                            3,055    2,529
   General and administrative                          3,565    3,089
   Amortization of acquired intangible assets            209      251
   Restructuring and other, net                          ---      451
                                                     -------- --------
       Total operating expenses                       10,144    8,982
                                                     -------- --------
Loss from operations                                  (1,128)  (5,083)
Interest and other income, net                           225      263
Loss from continuing operations before income taxes     (903)  (4,820)
Provision for income taxes                               (26)     (13)
                                                     -------- --------
Loss from continuing operations                         (929)  (4,833)
Discontinued operations:
  Gain on sale of IPS                                    350      ---
                                                     -------- --------
     Income from discontinued operations                 350      ---
                                                     -------- --------
Net loss                                               $(579) $(4,833)
                                                     ======== ========
Basic and diluted loss per share:
   Continuing operations                              $(0.01)  $(0.05)
   Discontinued operations                              0.00      ---
                                                     -------- --------
   Basic and diluted loss per share                   $(0.01)  $(0.05)
                                                     ======== ========
Weighted average shares outstanding:
   basic and diluted                                  88,997   88,439
                                                     ======== ========


                         IDENTIX INCORPORATED
                CONSOLIDATED CONDENSED BALANCE SHEETS
                      (Unaudited, In Thousands)

                                             September 30,   June 30,
                                                 2005          2005
                                             -------------  ----------

Assets
Cash and cash equivalents                         $20,561     $22,445
Marketable securities                               9,720       9,753
Restricted cash                                     2,649       2,649
Accounts receivable, net                           19,792      15,376
Inventories, net                                    6,661       6,340
Prepaid expenses and other assets                     891         928
                                             -------------  ----------
     Total current assets                          60,274      57,491

Restricted cash                                       933         933
Property and equipment, net                         1,879       1,738
Goodwill                                          141,213     141,213
Acquired intangible assets, net                    12,423      13,363
Other assets                                          296         317
                                             -------------  ----------
Total assets                                     $217,018    $215,055
                                             =============  ==========

Liabilities and stockholders' equity
Accounts payable                                   $6,282      $6,597
Accrued compensation                                3,266       3,894
Other accrued liabilities                           4,007       3,634
Deferred revenue                                    9,343       6,738
                                             -------------  ----------
        Total current liabilities                  22,898      20,863

Deferred revenue, net of current portion            1,867       1,947
Other liabilities                                     149         159
                                             -------------  ----------
      Total liabilities                            24,914      22,969

Stockholders' equity
     Common stock                                     890         889
     Additional paid-in capital                   553,102     552,507
     Accumulated deficit                         (361,738)   (361,159)
     Accumulated other comprehensive loss            (150)       (151)
                                             -------------  ----------
        Total stockholders' equity                192,104     192,086
                                             -------------  ----------
Total liabilities and stockholders' equity       $217,018    $215,055
                                             =============  ==========


    CONTACT: Identix Incorporated, Minnetonka
             Damon Wright, 952-979-8485
             damon.wright@identix.com